Exhibit 23.4

HUTCHMED (CHINA) LIMITED

48th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

June 28, 2024

Dear Sirs:

Re: Consent of People’s Republic of China Counsel

We consent to the reference to our firm under the headings “Enforcement of Civil Liabilities” and “Legal Matters” in the Form F-3 of HUTCHMED (CHINA) LIMITED to be filed with the Securities and Exchange Commission in the month of June 2024.

Yours faithfully,

/s/ King & Wood Mallesons

King & Wood Mallesons